As filed with the United States Securities and Exchange Commission on October 1, 2024.

Registration No. 333-258275

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-258275

UNDER

THE SECURITIES ACT OF 1933

POWERSCHOOL HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	85-4166024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Parkshore Drive Folsom, California	95630
(Address of Principal Executive Offices)	(Zip Code)

PowerSchool Holdings, Inc. 2021 Omnibus Incentive Plan

(Full title of the plan)

Hardeep Gulati

Chief Executive Officer

150 Parkshore Drive

Folsom, California 95630

(Name and address of agent for service)

(877) 873-1550

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Robert M. Hayward, P.C.

Robert E. Goedert, P.C.

Michael P. Keeley, P.C.

Kirkland & Ellis LLP

333 West Wolf Point Plaza

Chicago, IL 60654

(312) 862-2000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment, which relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by PowerSchool Holdings, Inc. (the “Registrant”), is being filed to terminate all offerings under the Registration Statement and to withdraw and remove from registration the shares of the Registrant’s Class A common stock, par value $0.0001 per share (“Common Stock”), that had been registered under such Registration Statement, together with any and all plan interests and other securities registered thereunder:

•

Registration Statement on Form S-8 (No. 333-258275) previously filed by the Registrant with the Securities and Exchange Commission on July 29, 2021 to register 25,109,500 shares of Common Stock reserved for issuance under the PowerSchool Holdings, Inc. 2021 Omnibus Incentive Plan, as amended from time to time.

Effective October 1, 2024, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of June 6, 2024, by and among the Registrant, BCPE Polymath Buyer, Inc., a Delaware corporation (“Parent”), and BCPE Polymath Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation in the Merger and a wholly owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statement that remain unsold or unissued as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Folsom, State of California, on October 1, 2024.

PowerSchool Holdings, Inc. (Registrant)

By:	/s/ Eric Shander
Name: Eric Shander Title: President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance on Rule 478 of the Securities Act of 1933, as amended.